Exhibit 10.16

October 24, 2016

Robert Horel

Reference: Chief Commercial Officer “CCO”

Dear Rob,

On behalf of HealthLynked Corporation, I am pleased to offer you employment as Chief Commercial Officer, with headquarters based in Naples, Florida reporting to Dr. Michael Dent, our Chief Executive Officer. Your starting date will be November 28, 2016. You will be paid as follows:

1.	A starting annual base salary of $215,000.

2.	Monthly override on all sales at 1.5% of sales (including your own sales) to be paid within 20 days of month end during the next regular payroll cycle.

3.	Monthly commission on all individually generated sales (if any) of an additional 2.5% to be paid within 20 days of month end during the regular payroll cycle.

4.	A monthly guarantee of $2,500 per month will be offered for the twelve months during 2017.

5.	Monthly car allowance of $650 per month includes all vehicle related costs (i.e. fuel, insurance, etc.) paid at the beginning of each month.

6.	Monthly communication allowance of $100 per month paid at the beginning of each month.

7.	Annual performance based bonus of up to 50% of salary or $107,500 based upon meeting agreed upon annual revenue goals starting in 2017 by meeting targeted 2017 revenue goal of $3.2M of Network Revenue to be paid as earned within 45 days of year end.

In addition to your cash compensation, the Company will be offering you a performance & time based equity incentive plan with a three-year vesting period as follows:

Time-Based Vesting

50,000 Share options of HealthLynked stock will vest at your first year anniversary

75,000 Share options will vest at your second year anniversary

14,583 Share options will vest each month at the 25th monthly anniversary and continue on each monthly anniversary thereafter until your 3rd year anniversary.

Company Performance-Based Vesting

100,000 Share options if the Company achieves the board approved budgeted Network Revenue goals for FY 2017;

50,000 Share options based upon your individual performance goals as set by the CEO for FY 2017

1726 Medical Blvd. Suite 101 Naples FL, 34110      Cell 561 955-0727 Office      239 513-1992

Email goleary@healthlynked.com                     www.healthlynked.com

100,000 Share options if the Company achieves the board approved budgeted Network Revenue goals for FY 2018;

50,000 Share options based upon your individual goals set by the CEO for FY 2018

100,000 Share options if the Company achieves the board approved budgeted Network Revenue goals for FY 2019.

50,000 Share options based upon your individual goals set by the CEO for FY 2019.

The strike price of the options will initially be $0.20/share for 2017 options and will reset at the publicly traded ending stock price at January1 for the next two subsequent years.

You understand that the Company’s stock option plan requires that any employee who leaves the employment of the Company will have no more than three (3) months from their termination date to exercise any vested options.

Your first 90 days of employment with MedOfficeDirect, LLC are considered an introductory period with the company. After the successful completion of the introductory period, you will be eligible to participate in our Company benefits program. During your introductory period the Company will pay your COBRA benefits of up to $750 per month, or put you on the Company’s benefit plan if feasible during that time. For your employee benefits, the Company will contribute

$750 per month of your selected benefit plan.

We are looking forward to you joining the HealthLynked team. Please sign and date a copy of this letter and return to my attention. We are confident that your exceptional background and outstanding ability to achieve results will be a great fit for HealthLynked. If you have any questions you can call me at 239-331-1943 or email me at mdent1@comcast.net.

Respectfully,

Dr. Michael Dent
Chief Executive Officer

Acceptance:

/s/ Rob Horel	27 OCT 16
Rob Horel	Date

1726 Medical Blvd. Suite 101 Naples FL, 34110      Cell 561 955-0727 Office      239 513-1992

Email goleary@healthlynked.com                     www.healthlynked.com